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                                                               November 22, 1996
                                                  COMMISSION FILE NUMBER: 0-7722


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                               IMPERIAL BANCORP
            ---------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

       California                                      95-2575576
  --------------------                               --------------
 (State of Incorporation                              (IRS Employer
    or Organization)                               Identification No.)


9920 South La Cienega Boulevard, Inglewood, California        90301
------------------------------------------------------       --------
     (Address of principal executive offices)                (Zip Code)


       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

     Title of each class                  Name of each exchange on which
     to be so registered                  each class is to be registered
     -------------------                  ------------------------------

     Common Stock, no par                     New York Stock Exchange
     value


       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                      None
                                 --------------
                                (Title of Class)
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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     Common Stock, No Par Value
     --------------------------

     Voting Rights. The holders of Common Stock are entitled to one vote for each share on matters presented for consideration to the stockholders. The holders of Common Stock have cumulative voting rights in the election of directors of the Registrant.

     Dividend Rights. Subject to any preferences that may be applicable to any shares of Preferred Stock that may be outstanding, and to restrictions, if any, imposed by indebtedness outstanding from time to time, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds.

     Other Rights. In the event of the liquidation, dissolution or winding up of the Registrant, the holders of Common Stock are entitled to share ratably in all assets of the Registrant remaining after provision for payment of liabilities, subject to the liquidation preference of any shares of Preferred Stock that may be outstanding. The holders of Common Stock have no preemptive, conversion or other subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock may become subject to those of holders of any series of Preferred Stock which the Registrant may issue in the future.

     The above summary description of the Registrant's Common Stock is qualified in its entirety by reference to the following filings with the Commission, each of which is hereby incorporated in this Form 8-A by this reference:

     (a) Restated Articles of Incorporation, as amended, as presently in effect. Filed as Exhibit 4.1 to the Registrant's Form S-8 Registration Statement as filed with the Securities and Exchange Commission on August 3, 1994 (the "Registration Statement").

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     (b) Bylaws of the Registrant, as amended, as presently in effect. Filed as
         Exhibit 4.2 to the Registrant's Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 4, 1994.


ITEM 2.  EXHIBITS.

     All exhibits required by Instruction II to Item 2 of Form 8-A have been supplied to the New York Stock Exchange.

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                                   SIGNATURES


    Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement on Form 8-A to be signed on its behalf by the undersigned, thereunto duly authorized.


                                     IMPERIAL BANCORP



Date:  November 22, 1996             By  /s/ George L. Graziadio, Jr.
                                         --------------------------------
                                         George L. Graziadio, Jr.
                                         Chairman of the Board, President
                                         and Chief Executive Officer

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